EXHIBIT 99.4
                                                           COMMERCE GROUP CORP.
                                  6001                         North        91st
                                                               Street,
                                                               Milwaukee,     WI
                                                               53225-1795
                                                               414/462-5310  Fax
                                                               414/462-5312
                                                               AND/OR
                                                               COMMERCE/SANSEB
                                                               JOINT     VENTURE
                                                               (Joint Venture)
                                   AND/OR HOMESPAN REALTY CO., INC. (Homespan)
                                               AND/OR ECOMM GROUP INC. (Ecomm)
                                          AND/OR SAN LUIS ESTATES, INC. (SLE)
                              AND/OR SAN SEBASTIAN GOLD MINES, INC. (Sanseb)
                                      AND/OR UNIVERSAL DEVELOPERS, INC. (UDI)
                                                ALL LOCATED AT THE SAME ADDRESS



May 14, 2001



Mrs. Sylvia Machulak as an
Individual and for her Rollover
Individual Retirement Account
903 West Green Tree Road
River Hills, Wisconsin  53217

Dear Mrs. Machulak:

At today's Commerce Group Corp. (Commerce) Directors' meeting, the Directors were informed about the confirmation and status letter you requested from Commerce and its affiliates to establish and confirm the amount due and the collateral pledged to the Sylvia Machulak Rollover Retirement Account (SM RIRA) as of Commerce's fiscal year ended March 31, 2001. Today, Commerce's Directors approved, ratified and confirmed the contents of this letter and authorized me to authenticate and confirm the outstanding obligations due to Sylvia Machulak as an individual/consultant and the SM RIRA as of Commerce's fiscal year ended March 31, 2001, which are as follows:

1.       Promissory Notes and Other Obligations

         A series of open-ended, secured, on-demand promissory notes (Notes) are due to the SM RIRA. Their combined amount is $312,459.27 as of March 31, 2001. These Notes bear interest, payable monthly, at the rate of 3% over the prime rate established from time to time by the First National Bank of Chicago, Chicago, Illinois, (now Bank One), but not less than 16% per annum. (Schedule of Principal and Interest as of March 31, 2001, Exhibit A)





  2.     Amounts Due to Sylvia Machulak as an Individual (SM)

         As of September 30, 2000, a sum of $201,600 (72 months at $2,800 per month) is due to Sylvia Machulak for consulting services rendered pursuant to a Director resolution adopted on October 20, 2000. The Directors further acknowledge the continuance of SM's services at a sum of $3,000 per month beginning on October 1, 2000, and continuing until such time as terminated by the Directors or the President. Therefore, the amount due to SM as of March 31, 2001, is $219,600 (72 months at $2,800 and six months at $3,000). Reference is made to Exhibit B included in the April 5, 1996 confirmation letter. On December 14, 1996, Commerce issued a four-year stock option to the SM RIRA to purchase 83,000 of its restricted common shares at a price of $3.00 per share. This option was not exercised on or before the due date, therefore, it expired. (Reference is made to Exhibit B in the April 14, 1997 confirmation letter.)

  3. Transactions During the Fiscal Year with the SM RIRA, Commerce, and its Subsidiaries

         On August 14, 2000, the Directors, in order to reduce corporate debt, authorized the Officers of the Company to negotiate the sale of its non-income producing assets to the SM RIRA in exchange for the reduction of debt owed to the SM RIRA. It was agreed to sell to the SM RIRA, 43 parcels of land located in the San Luis North Estates Subdivision, Costilla County, Colorado, for a sum of $64,500; 12 lots consisting of approximately one acre located in Fort Garland, Colorado for the sum of $6,000; and 250,000 of the Company's restricted common shares at a price of $.25 a share or $62,500. Pursuant to the Directors' resolution, the following transactions were concluded: on October 3, 2000, the SM RIRA consummated the purchase of the Costilla County parcels of land as described above; and on December 7, 2000, the SM RIRA purchased 250,000 of the Company's restricted common shares at a price of $.25 a share.










  4.      Collateral Pledged to the SM RIRA

         The collateral specifically pledged to the SM RIRA is as follows:

         a. A Deed of Trust executed by SLE on July 16, 1982, consisting of 12 lots located in the Town of Fort Garland, Costilla County, Colorado, and recorded at 8:45 a.m. on May 18, 1984, in Book 237, Page 658, Reception No. 156287. Reference is made to Exhibit 2 in the April 9, 1990 confirmation letter. These lots are included in the purchase consummated by the SM RIRA pursuant to the Directors' approval dated August 14, 2000.

         b. A Deed of Trust executed by SLE on May 27, 1983, consisting of 32 lots located in the San Luis North Estates Subdivision, Costilla County, Colorado, and recorded at 9:30 a.m. on May 31, 1983, in Book 709, Reception No. 152520. Reference is made to Exhibit 3 in the April 9, 1990 confirmation letter. These and other lots were purchased by the SM RIRA pursuant to Directors' approval dated August 14, 2000.

         c. A Collateral Pledge Agreement executed by Commerce on December 31, 1981 granted to the SM RIRA by Commerce pledging 48,645 SLE common shares, par value $0.50 a share, Certificate No. 25, dated December 31, 1981, together with a letter agreement dated December 31, 1981. Reference is made to Exhibit 4 in the April 9, 1990 confirmation letter.

         d.        General Lumber & Supply Co., Inc.  (GLSCO),  Edward L.
 Machulak  (ELM), as an individual and not
                  as a Director or Officer of Commerce the Edward L. Machulak Rollover Individual Retirement
                  Account (ELM RIRA) and the SM RIRA collectively and individually identified as the lender(s), have been assigned on October 19, 1987, all of the rights, titles, claims, remedies and interest in the mine  concession  which was granted by
 the  Government  of El Salvador to Mineral
                  San  Sebastian,  S.A.  de C.V.  (Misanse)  on July 23,
 1987,  and  thereafter  from time to time
                  amended, and which Misanse then assigned to the Joint Venture on September 22, 1987. This collateral specifically includes all of the San Sebastian Gold Mine precious metal ore reserves. Commerce and the Joint Venture have the right to assign this and any subsequent concession agreement. Reference is made to Exhibit 4(a) included in the April 9, 1990 confirmation letter. Effective February 1996, the Government of El Salvador approved a revised version of the mining law. Therefore, Commerce applied for the San Sebastian Gold Mine mining
                  concession   applicable   to  this  mining  law.   This
 concession  is  subject  to  compliance
                  requirements which have been presented to the El Salvador Director of Mines and Hydrocarbons.
                  Therefore, it is clearly understood that this concession, and all of the rights thereunder, in addition to the concession granted on July 23, 1987, together with all precious metal ore reserves, is pledged as collateral to all of the parties herein mentioned.

5.       Cross Pledge Collateral Agreement

         GLSCO, ELM, the ELM RIRA and the SM RIRA individually are entitled to specific collateral that has been pledged to them by Commerce, its subsidiaries, affiliates and the Joint Venture. Upon default by Commerce, or its subsidiaries or affiliates or the Joint Venture, GLSCO, ELM, the ELM RIRA and the SM RIRA have the first right to the proceeds from the specific collateral pledged to each of them. Commerce, its subsidiaries, affiliates and the Joint Venture, also have cross-pledged the collateral without diminishing the rights of the specific collateral pledged to each of the following: GLSCO, ELM, the ELM RIRA and the SM RIRA. The purpose and the intent of the cross pledge of collateral is to assure GLSCO, ELM, the ELM RIRA and the SM RIRA, that each of them would be paid in full; thus, any excess collateral that would be available is for the purpose of satisfying any debts and obligations due to each of the named parties. The formula to be used (after deducting the payments made from the specific collateral) is to total all of the debts due to GLSCO, ELM, the ELM RIRA and the SM RIRA, and then to divide this total debt into each individual debt to establish each individual's percentage of the outstanding debt due. This percentage then will be multiplied by the total of the excess collateral to determine the amount of proceeds derived from the excess collateral and then the amount due to each of them would be distributed accordingly.

6.       Cancellation of Inter-Company Debts Upon Default

         Since part of the collateral pledged to GLSCO, ELM, the ELM RIRA and the SM RIRA is the common stock of Homespan, Ecomm, Sanseb, SLE, Misanse, UDI and the interest in the ownership of the Joint Venture, Commerce agreed, upon default of the payment of principal or interest to any of the individual lender(s) mentioned herein, that it will automatically cancel any inter-company debts owed to Commerce by any of its wholly-owned subsidiaries or affiliates or the Joint Venture at such time as any of the stock or Joint Venture ownership is transferred to the collateral holders as a result of default of any promissory note.

7.       Guarantors

         This agreement further confirms that Commerce and all of the following are guarantors to the loans made by the SM RIRA to Commerce: Joint Venture, Homespan, Ecomm, SLE, Sanseb and UDI. They jointly and severally guarantee payment of the note(s) that they issued and also agree that these note(s) may be accelerated in accordance with the provisions contained in the agreement and/or any collateral or mortgages securing these notes. Also, Commerce, all of its subsidiaries and the Joint Venture agree to the cross pledge of collateral for the benefit of GLSCO, ELM, the ELM RIRA and the SM RIRA. Reference is made to Exhibit 5 included in the April 9, 1990 confirmation letter.

8.        Re-Execution Agreement

         In the event the SM RIRA deems that it is necessary or advisable for the SM RIRA to have Commerce re-execute any document(s) entered into, including, but not limited to the promissory note or collateral agreement, Commerce will re-execute such document(s) reasonably required by the SM RIRA. Commerce also acknowledges that Commerce may be liable to pay certain costs related to any of the transactions entered into with the SM RIRA. If at a later date the SM RIRA determines that an error has been made in the payment of such costs to the SM RIRA, then the SM RIRA may demand payment and Commerce does hereby agree to make such payment forthwith. All requests for corrections of any errors and/or payment of costs shall be complied with by Commerce within seven (7) days of the SM RIRA's written request. The failure of Commerce to comply with Commerce's obligation hereunder shall constitute a default and shall entitle the SM RIRA to the remedies available for default under any provisions of the agreements including, but not limited to the promissory note and/or the collateral pledge agreement.

9.        Omissions

         Commerce believes that it has included all of its obligations, monies due and has listed all of the collateral due to the SM RIRA, however, since these transactions have taken place over a long period of time in which changes could have taken place, it is possible that inadvertently some item(s), particularly collateral, could have been omitted. If that should prove to be a fact, then Commerce, the Joint Venture, Homespan, Ecomm, SLE, Sanseb, and UDI agree that those omissions of collateral, if any, are meant to be included as collateral with this confirmation and agreement.

If you are in agreement with the contents of this letter, please sign below and return one copy to Commerce.

Very truly yours,

COMMERCE GROUP CORP.


/s/  Edward A. Machulak
Edward A. Machulak
Secretary

The contents of this letter are agreed by the following:

COMMERCE/SANSEB JOINT VENTURE       HOMESPAN REALTY COMPANY, INC.
as Guarantor (Joint Venture)                      as Guarantor (Homespan)

/s/  Edward L. Machulak                              /s/  Edward L. Machulak
------------------------------------        ------------------------------------
By:  Edward L. Machulak, Auth. Designe   By:  Edward L. Machulak, President


ECOMM GROUP INC.                            SAN LUIS ESTATES, INC.
as Guarantor (Ecomm)                                 as Guarantor (SLE)

/s/  Edward A. Machulak                              /s/  Edward L. Machulak
------------------------------------        ------------------------------------
By:  Edward A. Machulak, President          By:  Edward L. Machulak, President


SAN SEBASTIAN GOLD MINES, INC.              UNIVERSAL DEVELOPERS, INC.
as Guarantor (Sanseb)                                as Guarantor (UDI)

/s/  Edward L. Machulak                              /s/  Edward L. Machulak
------------------------------------        ------------------------------------
By:  Edward L. Machulak, President          By:  Edward L. Machulak, President


Accepted by:                                                  Accepted by:

/s/ Sylvia Machulak                                      /s/ Sylvia Machulak
------------------------------------        ------------------------------------
Sylvia Machulak Rollover Individual         Sylvia Machulak as an individual
Retirement Account                                         Date:  May 14, 2001
Date:  May 14, 2001

                                                 Exhibit A to Exhibit 99.4
                 (Schedule of Principal and Interest as of March 31, 2001
                       has been purposely omitted as it only reflects
                          the calculations of the principal and interest.)